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                                            Filed Pursuant to Rule 424(b)3
                                            Registration No. 33-90654
                                            Registration No. 33-89418




                              YORK RESEARCH CORPORATION
                      Prospectus Supplement dated April 4, 1997

    The prospectus dated April 6, 1995 relating to the sale of 4,051,500 shares of common stock of York Research Corporation to be sold by Selling Stockholders is supplemented by adding the following paragraph (f) to the first paragraph under Plan of Distribution:

    "and (f) sales by banks, brokers, dealers and other financial institutions to which any Selling Stockholder hereunder has pledged any shares of Common Stock registered hereunder."